CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Margery B. Myers Vice President, Corporate Communications and Public Relations (781) 741-4019

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS ANNOUNCES APRIL SALES INCREASE OF 9%
-Comparable Store Sales Increase 10.8%, Well Above Expectations
-Company Reconfirms Outlook for First Quarter Earnings per Share
-Company Modifies Comparable Store Sales Reporting Practice
     Hingham, MA, May 4, 2006 — The Talbots, Inc. (NYSE: TLB) today announced total Company sales for fiscal April, the four weeks ended April 29, 2006, increased 9% to $166.2 million from $151.8 million for the four weeks ended April 30, 2005. Comparable store sales increased 10.8% for the month.
     The Company also announced total sales for the thirteen weeks ended April 29, 2006 increased 1% to $453.0 million, compared to $446.5 million reported for the thirteen weeks ended April 30, 2005. Retail store sales increased 2% to $384.9 million this year compared to $378.1 million last year. Comparable store sales increased 0.9% for the thirteen-week period. Direct marketing sales of $68.1 million were approximately even with the $68.4 million reported in the prior year period.
     Consistent with a growing industry practice for multi-brand companies, The Talbots, Inc. also announced today that with the acquisition of J. Jill, Talbots will begin reporting consolidated sales and comparable store sales on a quarterly basis for each of its brands. Effective immediately, the Company will discontinue reporting consolidated sales and comparable store sales on a monthly basis.
(continued)

     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We are pleased with our April comparable store sales performance, which came in well above our expectations. The adjustments we made to our marketing program during the period were successful in building momentum in our retail business. We did see a continuation of softer than anticipated catalog sales in the period, however, similar to the trends we experienced in March. At this time, we are reconfirming our outlook for first quarter earnings per diluted share to be in the range of $0.49 to $0.53, including approximately $0.03 in estimated stock option expense. Excluding the estimated stock option expense, the outlook is in the range of $0.52 to $0.56, versus last year’s reported $0.63.”
     “In closing, we will be reporting Talbots brand first quarter earnings per share on May 17th, 2006. We are very excited with the addition of the J. Jill brand to The Talbots, Inc. portfolio and look forward to the successful integration of our two organizations as we move forward,” concluded Mr. Zetcher.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,290 stores, in 47 states, the District of Columbia, Canada and the U.K., with 1,085 stores under the Talbots brand name and 205 stores under the J. Jill brand name. Both brands target the age 35 plus female population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
     For more detailed information, please visit our website at www.talbots.com, or call (703) 736-7208 to listen to The Talbots, Inc. monthly sales recording.
(continued)

***************************************************************************
     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, transaction costs, the reaction of Talbots and J. Jill customers and suppliers to the transaction, diversion of management time on merger-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concept, effectiveness of its Internet site, success of our expected marketing events in driving sales, success of our catalogs in driving both our Direct Marketing sales and in driving store traffic, acceptance of the Company’s fashions including its 2006 spring and early summer fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense, retail economic conditions including consumer spending, consumer confidence, impact on discretionary consumer spending of significantly higher gasoline and energy costs and higher interest rates, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
****************************************************************************
###